Exhibit 99.2

UNAUDITED PRO FORMA CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

PARSLEY ENERGY, INC. AND SUBSIDIARIES

PRO FORMA CONSOLIDATED AND COMBINED BALANCE SHEETS AS OF DECEMBER 31, 2016

	PE Historical	Double Eagle Acquisition		Pro forma adjustments		PE Pro forma
	(in thousands)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$133,379	$90,564	(b)	$1,710,485	(a)	$465,828
				(1,468,600	)(b)
Restricted cash	3,290	7,998		(7,998	)(b)	3,290
Accounts receivable:
Joint interest owners and other	12,698	10,538		—	(b)	23,236
Oil, natural gas and NGLs	59,174	9,631		(9,631	)(b)	59,174
Related parties	290	—		—		290
Short-term derivative instruments, net	39,708	—		—		39,708
Other current assets	50,949	347		(347	)(b)	50,949

Total current assets	299,488	119,078		223,909		642,475

PROPERTY, PLANT AND EQUIPMENT
Oil and natural gas properties, successful efforts method	4,063,417	840,043	(b)	1,920,622	(a)	6,824,082
Accumulated depreciation, depletion and impairment	(506,175)	(17,533)		17,533	(b)	(506,175)

Total oil and natural gas properties, net	3,557,242	822,510		1,938,155		6,317,907

Other property, plant and equipment, net	59,318	250		(250)		59,318

Total property, plant and equipment, net	3,616,560	822,760		1,937,905		6,377,225

NONCURRENT ASSETS
Long-term derivative instruments, net	16,416	—		—		16,416
Deferred tax asset	—	—		6,809	(a)	6,809
Other noncurrent assets	6,318	4,021		(4,021)		6,318

Total noncurrent assets	22,734	4,021		2,788		29,543

TOTAL ASSETS	3,938,782	945,859		2,164,602		7,049,243

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable and accrued expenses	162,317	19,266		(19,266	)(b)	162,317
Revenue and severance taxes payable	69,452	—		—		69,452
Current portion of long-term debt	67,214	—		—	(b)	67,214
Short-term derivative instruments	44,153	2,744		—		46,897
Current portion of asset retirement obligations	1,818	—		2,209	(a)	4,027

Total current liabilities	344,954	22,010		(17,057)		349,907
NONCURRENT LIABILITIES
Long-term debt	1,041,324	—		450,000	(a)	1,491,324
Asset retirement obligations	9,574	3,956		1,529	(a)	11,103
				(3,956	)(b)
Deferred tax liability	5,483	2,565		13,963	(a)	22,011
Payable pursuant to tax receivable agreement	94,326	—		5,527	(a)	99,853
Long-term derivative instruments	12,815	1,533		—		14,348
Other noncurrent liabilities	—	370		(370	)(b)	—

Total noncurrent liabilities	1,163,522	8,424		466,693		1,638,639
COMMITMENTS AND CONTINGENCIES
Members’ equity	—	910,408		(910,408	)(b)	—
STOCKHOLDERS’ EQUITY
Preferred stock	—	—		—		—
Common stock:
Class A Common Stock	1,797	—		414	(a)	2,211
Class B Common Stock	280	—		398	(i)	678
Additional paid in capital	2,151,197	—		1,771,322	(a)	3,922,519
Accumulated deficit	(63,255)	—		—		(63,255)
Treasury stock	(381)	—		—		(381)

Total stockholders’ equity	2,089,638	—		1,772,134		3,861,772
Noncontrolling interest	340,668	5,017		853,240	(a)	1,198,925

Total equity	2,430,306	915,425		1,714,966		5,060,697

TOTAL LIABILITIES AND EQUITY	3,938,782	945,859		2,164,602		7,049,243

PARSLEY ENERGY, INC. AND SUBSIDIARIES

PRO FORMA CONSOLIDATED AND COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2016

	PE Historical	Double Eagle Acquisition	Pro forma adjustments		PE Pro forma
	(in thousands)
REVENUES
Oil sales	$387,303	$28,931	$—		$416,234
Natural gas sales	30,928	3,496	—		34,424
Natural gas liquids sales	38,273	3,599	—		41,872
Other	1,269	274	—		1,543

Total revenues	457,773	36,300	—		494,073

OPERATING EXPENSES
Lease operating expenses	59,293	7,542	—		66,835
Production and ad valorem taxes	27,916	2,177	—		30,093
Depreciation, depletion and amortization	233,766	13,391	(2,758	)(c)	244,399
General and administrative expenses	84,591	17,717	—		102,308
Exploration costs	13,931	7,887	—		21,818
Impairment	1,081	—	—		1,081
Accretion of asset retirement obligations	732	97	43		872
Rig termination costs	0	—	—		0
Other operating expenses	5,316	2,067	—		7,383

Total operating expenses	426,626	50,878	(2,715)		474,789

OPERATING (LOSS) INCOME	31,147	(14,578)	2,715		19,284

OTHER (EXPENSE) INCOME
Interest expense, net	(55,233)	(1,463)	(16,256	)(d)	(72,952)
(Loss) gain on sale of property	(119)	11,644	(11,644	)(g)	(119)
Prepayment premium on extinguishment of debt	(36,335)	—	—		(36,335)
Loss on derivatives	(50,835)	(4,277)	—		(55,112)
Other income	5,034	—	—		5,034

Total other (expense) income	(137,488)	5,904	(27,900)		(159,484)

LOSS BEFORE INCOME TAXES	(106,341)	(8,674)	(25,185)		(140,200)
INCOME TAX BENEFIT (EXPENSE)	17,424	(551)	6,631	(e)	23,504

NET LOSS	(88,917)	(9,225)	(18,554)		(116,696)

LESS: NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS	14,735	53	15,628	(h)	30,416

NET LOSS ATTRIBUTABLE TO PARSLEY ENERGY, INC. STOCKHOLDERS	(74,182)	(9,172)	(2,926)		(86,280)

Net loss per common share:
Basic	$(0.46)			(f)	$(0.44)
Diluted	$(0.46)			(f)	$(0.44)
Weighted average common shares outstanding:
Basic	161,793			(f)	195,112
Diluted	161,793			(f)	195,112

PARSLEY ENERGY, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

Introduction

Parsley Energy, Inc. (either individually or together with its subsidiaries, as the context requires, “PE” or the “Company”) was formed in December 2013. The Company is the managing member of Parsley Energy, LLC (“Parsley LLC”) and is responsible for all operational, management and administrative decisions of Parsley LLC, and the Company consolidates the financial results of Parsley LLC and its subsidiaries.

The Company is an independent oil and natural gas company focused on the acquisition and development of unconventional oil and natural gas reserves in the Permian Basin. The following unaudited pro forma consolidated and combined financial statements of the Company reflect the consolidated historical results of the Company and the assets acquired in the Double Eagle Acquisition (as defined below), on a pro forma basis to give effect to the transactions described below, as if they had occurred on December 31, 2016 for pro forma balance sheet purposes, and on January 1, 2016 for pro forma statements of operations purposes:

The Double Eagle Acquisition. On February 7, 2017, the Company entered into a contribution agreement (the “Contribution Agreement”) by and among the Parsley LLC, the Company, Double Eagle Energy Permian Operating LLC, Double Eagle Energy Permian LLC and Double Eagle Energy Permian Member LLC (collectively, “Double Eagle”), which provided for the contribution by Double Eagle of all of its interests in Double Eagle Lone Star LLC, DE Operating LLC, and Veritas Energy Partners, LLC, as well as certain related transactions with an affiliate of Double Eagle (collectively, the “Double Eagle Acquisition”). The Double Eagle Acquisition closed on April 20, 2017 for an aggregate purchase price to Double Eagle of (i) approximately $1.4 billion in cash, which was funded by the Equity Offering and the 2025 Notes Offering (each as defined below), and (ii) approximately 39.8 million units of Parsley LLC (“PE Units”) and a corresponding approximately 39.8 million shares of the Company’s Class B Common Stock, par value $0.01 per share (“Class B Common Stock”), the issuance of which was made in reliance upon an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”).

Equity Offering. For purposes of the unaudited pro forma consolidated and combined financial statements, the “Equity Offering” is defined as the February 2017 issuance and sale to the public of 41.4 million shares of the Company’s Class A Common Stock, par value $0.01 per share (“Class A Common Stock”), which resulted in gross proceeds to the Company of approximately $1,283.4 million and net proceeds to the Company, after deducting underwriting discounts and commissions and offering expenses, of approximately $1,260.5 million. The Equity Offering was used to partially fund the cash portion of the purchase price for the Double Eagle Acquisition.

2025 Notes Offering. For purposes of the unaudited pro forma consolidated and combined financial statements the “2025 Notes Offering” is defined as the February 2017 issuance of $450.0 million aggregate principal amount of 5.250% senior unsecured notes due 2025 (the “2025 Notes”) in an offering that was exempt from registration under the Securities Act. The 2025 Notes Offering was used to partially fund the cash portion of the purchase price for the Double Eagle Acquisition.

Basis of Presentation. The unaudited pro forma consolidated and combined statements of operations of the Company for the year ended December 31, 2016 are based on the audited historical statements of operations of the Company for the year ended December 31, 2016, adjusted to give effect to the Double Eagle Acquisition, the Equity Offering and the 2025 Notes Offering as if each had occurred on January 1, 2016.

The unaudited pro forma consolidated and combined balance sheet of the Company as of December 31, 2016 is based on the unaudited historical consolidated balance sheet of the Company as of December 31, 2016, adjusted to give effect to the Double Eagle Acquisition, the Equity Offering and the 2025 Notes Offering as if each had occurred on December 31, 2016. The pro forma data presented reflect events directly attributable to the described transactions and certain assumptions that the Company believes are reasonable. The pro forma data are not necessarily indicative of financial results that would have been attained had the described transactions occurred on the dates indicated above because they necessarily exclude various operating expenses, such as incremental general and administrative expenses that may be necessary to run the Company following the Double Eagle Acquisition. The adjustments are based on currently available information and certain estimates and assumptions. Management believes that the assumptions provide a reasonable basis for presenting the significant effects of the described transactions as contemplated and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma consolidated and combined financial statements.

The unaudited pro forma consolidated and combined financial statements and related notes are presented for illustrative purposes only. If the Double Eagle Acquisition, the Equity Offering and/or the 2025 Notes Offering had occurred in the past, the Company’s operating results might have been materially different from those presented in the unaudited pro forma consolidated and combined financial statements. The unaudited pro forma consolidated and combined financial statements should not be relied upon as an indication of operating results that the Company would have achieved if the transactions contemplated herein had taken place on the specified date. In addition, future results may vary significantly from the results reflected in the unaudited pro forma consolidated and combined statements of operations and should not be relied on as an indication of the future results the Company will have after the completion of the transactions noted in these unaudited pro forma consolidated and combined financial statements.

The following notes discuss the columns presented and the entries made to the unaudited pro forma consolidated and combined financial statements.

PE Historical. This column represents the audited historical statements of operations and consolidated balance sheet for the Company for the applicable period.

Double Eagle Acquisition. This column represents the audited historical statements of operations for the assets acquired in the Double Eagle Acquisition for the applicable period.

Note 1. Preliminary Purchase Price Allocation

The aggregate purchase price of the Double Eagle Acquisition consisted of (i) approximately $1.4 billion in cash and (ii) approximately 39.8 million PE Units and a corresponding approximately 39.8 million shares of Class B Common Stock.

The Double Eagle Acquisition will be accounted for using the acquisition method of accounting with the Company as the acquirer. Under the acquisition method of accounting, the Company records all assets acquired and liabilities assumed at their respective acquisition date fair values, at the closing date of each of the acquisitions. The fair values of the assets acquired and liabilities assumed are based on a detailed analysis, using industry accepted methods of estimating the current fair value as described below.

The Company has further provided an estimate of the fair value of the oil and natural gas properties acquired in the Double Eagle Acquisition. While the Company has not yet undertaken all of the valuation procedures, the Company intends to utilize two valuation methods in its determination of fair value for the oil and natural gas properties acquired: discounted cash flow analysis and, following the closing of the Double Eagle Acquisition, comparable transaction analysis. The significant assumptions underlying the discounted cash flow analysis will include commodity price assumptions, pricing differentials, reserve risking, and discount rates. NYMEX strip pricing at the acquisition date, less applicable pricing differentials, will be utilized in the discounted cash flow analysis. Risking levels in the discounted cash flow analysis are determined based on a variety of factors, such as existing well performance, offset production and analogue wells. Discount rates used in the discounted cash flow analysis will be determined by using the estimated weighted average cost of capital for the Company, discount rates published in third party publications, and industry knowledge and experience. Comparable transactions will be analyzed to evaluate a range of fair values for similarly situated oil and gas properties that were recently bought or sold in arms-length, observable market transactions. The current preliminary allocation of fair value to the oil and gas properties acquired in the Double Eagle Acquisition is based upon a preliminary discounted cash flow analysis performed at the time the Contribution Agreement was signed and is in a range that is consistent with the anticipated purchase price expected to paid based upon the recent closing price of the Company’s stock.

The preliminary purchase price allocation of the Double Eagle Acquisition is shown below. The final purchase price allocation will be determined when the Company has completed the detailed valuations and necessary calculations subsequent to the acquisition. The final purchase price allocation will differ from these estimates and could differ materially from the preliminary allocation used in the pro forma adjustments.

Preliminary Purchase Price Allocation
(in thousands)
Fair value assets acquired:
Proved oil and natural gas properties	$93,051
Unproved oil and natural gas properties	2,678,319
Prepayments to operators	10,538

Total assets acquired	2,781,908

Fair value of liabilities assumed:
Current portion of asset retirement obligations	$2,209
Asset retirement obligations	1,529
Deferred tax liabilities, net	7,116
Short-term derivative instruments, net	2,744
Long-term derivative instruments, net	1,533

Total liabilities acquired	15,131

Purchase price of the Double Eagle Acquisition
Cash consideration paid	1,438,626
Fair value of Class B Common Stock(a)	1,328,151

Total purchase price	2,766,777

(a)	Based on 39.8 million PE Units (together with an equal number of shares of Class B Common stock) at a price of $33.33 per PE Unit (and corresponding share of Class B Common Stock), which was the closing price per share of Class A Common Stock (into which PE Units, together with an equal number of shares of Class B Common Stock, may be exchanged) on February 7, 2017 the date the Contribution Agreement was entered into.

Note 2. Pro Forma Adjustments

The Company made the following adjustments in the preparation of the unaudited pro forma consolidated and combined financial statements.

(a)	Adjustments to reflect the Equity Offering, the 2025 Notes Offering and related proceeds:

•	To reflect the increase in cash and cash equivalents of $1.3 billion from the Equity Offering.

•	To reflect the increase in cash and cash equivalents of $450.0 million from the 2025 Notes Offering.

•	To reflect the increase in oil and natural gas properties of $1.9 billion related to the Double Eagle Acquisition up to the total amount noted in the purchase price allocations described in Note 1.

•	To reflect the increase in the current portion of asset retirement obligations of $2.2 million and the long-term portion of asset retirement obligations of $1.5 million related to the Double Eagle Acquisition as noted in the purchase price allocation described in Note 1.

•	To reflect the $6.8 million increase in deferred tax assets and $14.0 million increase in deferred tax liabilities as a result of remeasurement of taxable basis and the increase in noncontrolling interest percentage.

•	To reflect the increase in long term debt of $450.0 million from the 2025 Notes Offering.

•	To reflect the $5.5 million increase in the payable pursuant to the tax receivable agreement as a result of remeasurement and the increase in noncontrolling interest percentage.

•	To reflect the increase in Class A Common Stock of $0.4 million as a result of the Equity Offering.

•	To reflect the increase in additional paid in capital of $1.8 billion and the increase in noncontrolling interest of $853.2 million as a result of the Equity Offering and the decrease in the Company’s ownership of Parsley LLC. Because the decrease in the Company’s ownership interest in Parsley LLC does not result in a change of control, the transaction is accounted for as an equity transaction under Accounting Standards Codification Topic 810—Consolidation, which requires that any differences between the amount by which the carrying value of the Company’s basis in Parsley LLC is adjusted and the fair value of consideration received are derecognized directly in equity and attributed to the noncontrolling interest. The Company’s ownership of Parsley LLC will have decreased from 86.5% to 76.6% as of December 31, 2016.

(b)	Adjustments to reflect the assets and liabilities acquired in the Double Eagle Acquisition.

•	To reflect the following decrease in cash and cash equivalents of $1.5 billion:

•	$1.4 billion paid to the holders of interests in Double Eagle.

•	The elimination of $90.6 million of cash retained by Double Eagle following the Double Eagle Acquisition.

•	The elimination of $8.0 million of restricted cash owned by Double Eagle and retained by Double Eagle following the Double Eagle Acquisition.

•	The elimination of $9.6 million of receivables for oil, natural gas and NGLs sales owned by Double Eagle and retained by Double Eagle following the Double Eagle Acquisition.

•	The elimination of $0.3 million of other current assets owned by Double Eagle and retained by Double Eagle following the Double Eagle Acquisition.

•	The elimination of $4.0 million of other noncurrent assets owned by Double Eagle and retained by Double Eagle following the Double Eagle Acquisition.

•	The elimination of $17.5 million of historical accumulated depreciation, depletion, amortization and impairment.

•	The elimination of $19.3 million of accounts payable and accrued expenses owned by Double Eagle and retained by Double Eagle following the Double Eagle Acquisition.

•	The elimination of $4.0 million of historical asset retirement obligations as the assets acquired from the Double Eagle Acquisition are recorded at fair value.

•	The elimination of $2.6 million of deferred tax liabilities that were not transferred to the Company following the Double Eagle Acquisition.

•	The elimination of $0.4 million of other noncurrent liabilities owned by Double Eagle and retained by Double Eagle following the Double Eagle Acquisition.

•	The elimination of $910.4 million of historical members’ equity of Double Eagle.

(c)	Adjustments to historical depreciation, depletion, and amortization (“DD&A”) of the assets acquired in the Double Eagle Acquisition for the step up of oil and natural gas properties to estimated fair value. The initial allocation of value was approximately $2.7 billion to unproved property and $0.1 billion to proved property.

•	To reflect a decrease in DD&A of $2.8 million in the pro forma consolidated and combined statement of operations for the year ended December 31, 2016.

•	This amount includes the elimination of $13.4 million of historical DD&A and is offset by additional DD&A expense of $10.6 million for the year ended December 31, 2016.

(d)	Adjustments to reflect the increase in interest expense on the $450.0 million aggregate principal amount of the 2025 Notes, which have an interest rate of 5.250%.

•	To reflect additional interest expense of $16.3 million for the year ended December 31, 2016.

•	This amount includes the elimination of $1.5 million of historical interest expense and is offset by additional interest expense of $17.8 million for the year ended December 31, 2016.

(e)	Adjustments to reflect the estimated incremental income tax provision associated with the Company’s historical results of operations, the results of operations associated with the assets acquired pursuant to the Double Eagle Acquisition, and pro forma adjustments, assuming these earnings had been subject to federal income tax as a subchapter C corporation using a statutory tax rate of approximately 16.8%, which is inclusive of federal and state income taxes. The Company’s 2016 effective tax rate includes a 11.9% detriment from a valuation allowance on its deferred tax asset.

•	To reflect additional income tax benefit of $6.6 million for the year ended December 31, 2016.

(f)	Basic and diluted earnings per share is based on the sale of 41.4 million shares of the Class A Common Stock in the Equity Offering and then the issuance of 39.8 million shares of the Class B Common Stock as a portion of the aggregate purchase price in the Double Eagle Acquisition.

(g)	Adjustments to reflect the elimination of gain (loss) on sale of Double Eagle assets that will not be purchased by the Company.

•	To reflect the elimination of a $11.6 million gain on sale of property for the year ended December 31, 2016.

(h)	Adjustments to reflect the estimated incremental increase in loss attributable to noncontrolling interest holders associated with the Company’s historical results of operations, the results of operations associated with the Double Eagle Acquisition, and pro forma adjustments, assuming these earnings had been subject to the 9.9% increase in noncontrolling interest ownership.

•	To reflect additional loss attributable to noncontrolling interest owners of $15.6 million for the year ended December 31, 2016.

(i)	To reflect the increase in Class B Common Stock of $0.4 million from the issuance of Class B Common Stock.

Note 3. Pro Forma Supplemental Oil and Natural Gas Reserve Information

The following tables set forth certain unaudited pro forma information concerning the Company’s proved oil, natural gas and natural gas liquids (“NGLs”) reserves for the year ended December 31, 2016, giving effect to the Double Eagle Acquisition as if it had occurred on January 1, 2016. There are numerous uncertainties inherent in estimating the quantities of proved reserves and projecting future rates of production and timing of development costs. Further, the volumes considered to be commercially recoverable fluctuate with changes in prices and operating costs. The Company emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise than those of currently producing oil and natural gas properties. Accordingly, these estimates are expected to change as additional information becomes available in the future. The estimates of reserves, and the standardized measure of future net cash flow, shown below, reflects Double Eagle’s development plan for the properties acquired by the Company pursuant to the Double Eagle Acquisition, rather than the Company’s development plan for such properties. The following reserve data represent estimates only and should not be construed as being precise.

	Oil		NGLs		Natural gas		Total
	(MBbls)		(MBbls)		(MMcf)		Boe
	PE Historical	Double Eagle Acquisition	PE Historical	Double Eagle Acquisition	PE Historical	Double Eagle Acquisition	PE Pro forma
Proved Developed and Undeveloped Reserves:
Beginning of the year	73,877	6,669	23,738	2,269	157,175	12,551	134,840
Extensions and discoveries	64,005	2,142	20,698	1,023	83,815	6,485	102,917
Revisions of previous estimates	(4,476)	(976)	3,898	293	(19,032)	1,580	(4,170)
Purchases of reserves in place	16,041	2,108	4,023	904	25,024	6,448	28,321
Divestures of reserves in place	(3,543)	(408)	(1,424)	(166)	(9,914)	(724)	(7,313)
Production	(9,368)	(703)	(2,390)	(279)	(13,463)	(1,651)	(15,259)

End of the year	136,536	8,832	48,543	4,044	223,605	24,689	239,336

Proved Developed Reserves:
Beginning of the year	27,628	3,779	10,890	1,245	77,612	7,553	57,736
End of the year	61,133	5,892	24,306	2,735	123,946	18,199	117,757
Proved Undeveloped Reserves:
Beginning of the year	46,249	2,890	12,848	1,024	79,563	4,999	77,105
End of the year	75,403	2,940	24,237	1,309	99,659	6,491	121,579

Standardized Measure of Discounted Future Net Cash Flows

Summarized in the following table is information for the standardized measure of discounted cash flows relating to proved reserves as of December 31, 2016, giving effect to the Double Eagle Acquisition. The standardized measure of discounted future net cash flows does not purport to be, nor should it be interpreted to present, the fair value of the oil and natural gas reserves of the property. An estimate of fair value would take into account, among other things, the recovery of reserves not presently classified as proved, the value of unproved properties, and consideration of expected future economic and operating conditions.

The estimates of future cash flows and future production and development costs as of December 31, 2016 are based on the unweighted arithmetic average first-day-of-the-month price for the preceding 12-month period.

Estimated future production of proved reserves and estimated future production and development costs of proved reserves are based on current costs and economic conditions. All wellhead prices are held flat over the forecast period for all reserve categories. The estimated future net cash flows are then discounted at a rate of 10%.

The standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves is as follows:

	December 31, 2016
	PE Historical	Double Eagle Acquisition	PE Pro forma
	(in thousands)
Future cash inflows	$6,603,206	$450,878	7,054,084
Future development costs	(1,019,823)	(87,360)	(1,107,183)
Future production costs	(2,176,081)	(179,959)	(2,356,040)
Future income tax expenses (a)	(370,337)	(673)	(371,010)

Future net cash flows	3,036,965	182,886	3,219,851
10% discount to reflect timing of cash flows	(1,852,653)	(90,151)	(1,942,804)

Standardized measure of discounted future net cash flows	$1,184,312	$92,735	$1,277,047

(a)	Future net cash flows for the assets acquired from Double Eagle do not include the effects of income taxes on future revenues because Double Eagle is limited liability company not subject to entity-level income taxation. Accordingly, no provision for federal income taxes has been provided because taxable income was passed through to their equity holders. Had the assets acquired from Double Eagle been subject to entity-level income taxation for federal purposes, it is estimated the additional taxes would be $12.3 million.

In the foregoing determination of future cash inflows, sales prices used for gas and oil for December 31, 2016 were estimated using the average price during the 12-month period, determined as the unweighted arithmetic average of the first-day-of-the-month price for each month. Prices were adjusted by lease for quality, transportation fees and regional price differentials. Future costs of developing and producing the proved gas and oil reserves reported at the end of each year shown were based on costs determined at each such year-end, assuming the continuation of existing economic conditions.

It is not intended that the FASB’s standardized measure of discounted future net cash flows represent the fair market value of the Company’s proved reserves. The Company cautions that the disclosures shown are based on estimates of proved reserve quantities and future production schedules which are inherently imprecise and subject to revision, and the 10% discount rate is arbitrary. In addition, costs and prices as of the measurement date are used in the determinations, and no value may be assigned to probable or possible reserves.

Changes in the standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves are as follows:

	December 31, 2016
	PE Historical	Double Eagle Acquisition	PE Pro forma
	(in thousands)
Standardized measure of discounted future net cash flows at the beginning of the year	$597,848	$83,295	$681,143
Sales of oil and natural gas, net of production costs	(369,295)	(24,120)	(393,415)
Purchase of minerals in place	118,795	16,880	135,675
Divestiture of minerals in place	(14,591)	(5,460)	(20,051)
Extensions and discoveries, net of future development costs	770,947	27,255	798,202
Previously estimated development costs incurred during the period	61,756	17,932	79,688
Net changes in prices and production costs	(80,492)	(39,860)	(120,352)
Changes in estimated future development costs	118,930	13,258	132,188
Revisions of previous quantity estimates	84,309	(3,240)	81,069
Accretion of discount	69,731	8,366	78,097
Net change in income taxes	(199,368)	44	(199,324)
Net changes in timing of production and other	25,742	(1,615)	24,127

Standardized measure of discounted future net cash flows at the end of the year	$1,184,312	$92,735	$1,277,047

Estimates of economically recoverable oil and natural gas reserves and of future net revenues are based upon a number of variable factors and assumptions, all of which are to some degree subjective and may vary considerably from actual results. Therefore, actual production, revenues, development and operating expenditures may not occur as estimated. The reserve data are estimates only, are subject to many uncertainties and are based on data gained from production histories and on assumptions as to geologic formations and other matters. Actual quantities of oil and natural gas may differ materially from the amounts estimated.